Exhibit 99.1

Company Contact:
Gregg Bodnar
Chief Financial Officer
(630) 410-4633

Investors/Media Contacts:
Integrated Corporate Relations
Allison Malkin/Alecia Pulman
(203) 682-8225/(646) 277-1220
ULTA ANNOUNCES HOLIDAY SALES RESULTS
Updates Fourth Quarter and Fiscal 2008 Guidance
     Romeoville, IL (January 8, 2009) — Ulta Salon, Cosmetics & Fragrance, Inc. (the “Company”) (NASDAQ: ULTA) today announced sales results for the seven-week holiday period from November 16, 2008 to January 3, 2009. This time period corresponds with the Company’s holiday marketing initiatives and represents the seven full weeks beginning the week before Thanksgiving through the end of the week following Christmas.
     Total net sales for the seven-week holiday period were $221.9 million, a 10.0% increase from the prior year holiday period of $201.7 million. Comparable store sales for the holiday period decreased 5.8%, as compared to a 4.6% increase during the same period in the prior year.
     Lyn Kirby, Ulta’s President and Chief Executive Officer, stated: “We were on track during the early weeks of the fourth quarter to deliver to our guidance, however, we experienced a significant drop in customer traffic in the 10 key selling days leading up to Christmas. We believe that the unprecedented level of discounting and promotion in the apparel category in the last days before Christmas resulted in consumers favoring apparel. Additionally, our customer traffic was negatively impacted by the unusually bad weather just prior to Christmas. In response to the unprecedented discounting, we implemented additional promotional activity in late December, but we determined that any further, more aggressive investment would not be productive and instead would negatively impact earnings. Given these circumstances, we continue to manage expenses and inventory and expect to end the year with inventory on a comparable store basis to be flat with prior year-end.”

     “So far, in the 13 days post-Christmas, our business has rebounded to solid positive comps which we believe is due to the consumable nature of our category, and that our value proposition and marketing strategies remain attractive to our customers given that we did not participate in the unprecedented discounting during the holiday season. However, we also believe it is prudent to continue to remain cautious given the economic environment and have revised our guidance accordingly,” Ms. Kirby continued. “We are disappointed to reduce our fourth quarter guidance, but continue to believe in the strength of our long term strategy. We expect that our value proposition, marketing strategies, compelling brands and inviting in-store experience are clear advantages in a tough economy. We believe that this economic environment represents a time to win market share and we will continue to pursue this goal through maintaining our investments in our stores, brands, marketing and talent, always with a balanced eye toward return on investment. We have the financial flexibility to invest in market share strategies and square footage expansion and now is the time to utilize this strength to position us for greater growth as the economy stabilizes,” Ms. Kirby concluded.
Outlook
     Given the holiday sales performance, the Company is updating its fourth quarter and fiscal year 2008 guidance.
     For the fourth quarter of fiscal 2008, the Company currently estimates net sales in the range of $339 million to $343 million, which compares to its previous fourth quarter net sales guidance in the range of $354 million to $368 million and versus actual fourth quarter fiscal 2007 net sales of $309.3 million. Comparable store sales are currently expected to be in the range of minus 6.0% to minus 5.0%, compared to its previous guidance of minus 2% to plus 2% and compared to an increase of 4.5% in the fourth quarter of fiscal 2007. Income per diluted share is currently estimated in the range of $0.18 to $0.19, as compared to its previous guidance for fourth quarter income per diluted share in the range of $0.24 to $0.28 and versus actual fourth quarter fiscal 2007 income per diluted share of $0.23.
     For the full year fiscal 2008, the Company currently estimates net sales in the range of $1.082 billion to $1.086 billion, as compared to its previous guidance of net sales in the range of $1.1 billion to $1.11 billion and versus actual fiscal 2007 net sales of $912.1 million. Comparable store sales are currently expected to be flat to plus 0.4%, compared to a 6.4% increase last year. Income per diluted share is currently estimated in the range of $0.41 to $0.42, compared to its previous guidance for income per diluted share of $0.47 to $0.51. The Company’s full year guidance excludes the $0.01 per share severance expense.

About Ulta
     Ulta is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta provides affordable indulgence to its customers by combining the product breadth, value and convenience of a beauty superstore with the distinctive environment and experience of a specialty retailer.  Ulta offers a unique combination of over 21,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta also offers a full-service salon in all of its stores. The Company currently operates 304 retail stores across 35 states and also distributes its products through the Company’s website: www.ulta.com.
Forward-Looking Statements
     This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10-K for the year ended February 2, 2008. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

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